Exhibit 99.1

Contacts: Investor Relations: Angela White ir@vistaprint.com +1 (781) 652-6480 Media Relations: Jason Keith publicrelations@vistaprint.com +1 (781) 652-6444

Vistaprint Reports Fourth Quarter and Fiscal Year 2009 Financial Results

•	Fourth quarter 2009 year-over-year growth:

o	Revenue grew 22 percent

o	GAAP net income per fully diluted share grew 50 percent

o	Non-GAAP adjusted net income per fully diluted share grew 34 percent

•	Fiscal year 2009 year-over-year growth:

o	Revenue grew 29 percent

o	GAAP net income per fully diluted share grew 44 percent

o	Non-GAAP adjusted net income per fully diluted share grew 42 percent

Hamilton, Bermuda, July 30, 2009 — Vistaprint Limited (Nasdaq: VPRT), the small business marketing company, today announced financial results for the fourth quarter and fiscal year ended June 30, 2009.

“Vistaprint delivered outstanding results for the quarter and for the full year, despite the macroeconomic and currency-related headwinds we encountered most of the year,” said Robert Keane, chairman, president and chief executive officer. “Our talented employees continued to execute across functions, geographies and product lines, which is especially impressive in the context of our decision nine months ago to slow down our rate of investment due to the onset of the recession and the deterioration of currency exchange rates. As a result, we showed significant leverage in our business in 2009.”

Financial Metrics:

•

Revenue for the fourth quarter of fiscal year 2009 grew to $135.2 million, a 22 percent increase over revenue of $110.4 million reported in the same quarter a year ago. For the full fiscal year, revenue grew to $515.8 million, a 29 percent increase over revenue of $400.7 million in fiscal year 2008.

•

Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the fourth quarter was 63.1 percent, compared to 60.6 percent in the same quarter a year ago. For the full fiscal year, gross margin was 62.8 percent, compared to 61.5 percent in fiscal 2008.

•

Operating income in the fourth quarter was $15.1 million, or 11.2 percent of revenue, and reflected a 33 percent increase compared to operating income of $11.3 million, or 10.3 percent of revenue, in the same quarter a year ago. For the full fiscal year, operating income was $61.6 million, or 11.9 percent of revenue, a 50 percent increase over operating income of $41.2 million, or 10.3 percent of revenue, in the prior fiscal year.

•

GAAP net income for the fourth quarter was $14.7 million, or 10.9 percent of revenue, representing a 42 percent increase compared to $10.3 million, or 9.4 percent of revenue in the same quarter a year ago. For the full fiscal year, GAAP net income was $55.7 million, or 10.8 percent of revenue, a 40 percent increase over GAAP net income of $39.8 million, or 9.9 percent of revenue, in the prior fiscal year.

•

GAAP net income per fully diluted share for the fourth quarter was $0.33, versus $0.22 in the same quarter a year ago. For the full year, GAAP net income per fully diluted share was $1.25, versus $0.87 in the prior full fiscal year.

•

Non-GAAP adjusted net income for the fourth quarter, which excludes share-based compensation expense and its related tax effect, was $19.5 million, or 14.4 percent of revenue, representing a 30 percent increase over non-GAAP adjusted net income of $15.0 million, or 13.6 percent of revenue, in the same quarter a year ago. For the full fiscal year, non-GAAP adjusted net income, which excludes share-based compensation expense and its related tax effect, was $75.9 million, or

14.7 percent of revenue, a 38 percent increase over non-GAAP adjusted net income of $55.1 million, or 13.8 percent of revenue, in the prior fiscal year.

•

Non-GAAP adjusted net income per fully diluted share for the fourth quarter, which excludes share-based compensation expense and its related tax effect, was $0.43, versus $0.32 in the same quarter a year ago. For the 2009 full fiscal year, non-GAAP adjusted net income per fully diluted share, excluding share-based compensation expense and its related tax effect, was $1.68, versus $1.18 in the prior full fiscal year.

•	Capital expenditures in the fourth quarter were $16.7 million or 12.4 percent of revenue. During the full fiscal year capital expenditures were $76.3 million or 14.8 percent of revenue.

•

During the fourth quarter, the Company generated $27.8 million of cash from operations and $9.2 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, and capitalization of software and website development costs. During the full fiscal year, the Company generated $120.1 million of cash from operations and $36.6 million in free cash flow.

•	The Company had $134.0 million in cash and cash equivalents as of June 30, 2009.

Operating Highlights:

•

Vistaprint acquired approximately 1.4 million new customers in the fourth fiscal quarter ending June 30, 2009. For the full 2009 fiscal year, the number of new customer acquisitions totaled approximately 5.6 million.

•	Repeat customers generated approximately 67 percent of total quarterly bookings in the fourth quarter, compared with 65 percent in the same quarter a year ago.

•

Average daily order volume in the fourth quarter of fiscal 2009 was approximately 44,000, reflecting a 33 percent increase over an average of approximately 33,000 orders per day in the same quarter a year ago.

•	Advertising spending in the fourth quarter was $24.7 million, or 18.2 percent of revenue compared to $19.6 million, or 17.7 percent of revenue in the same quarter a year ago.

•

Non-U.S. markets contributed 39 percent of total revenue in the fourth quarter, the same percentage as compared to the same quarter a year ago, reflecting a 21 percent increase in revenue from non-U.S. markets year over year. For the full year, non-U.S. markets contributed 39 percent of total revenue, compared to 38 percent in fiscal 2008, reflecting a 33 percent increase year over year.

•	Average order value in the fourth quarter including revenue from shipping and processing was $33.31, compared to $34.00 in the same quarter a year ago.

•	Website sessions in the fourth quarter were 62.1 million, a 30 percent increase over 47.8 million in the same quarter a year ago.

•	Conversion rates were 6.4 percent in the fourth quarter of fiscal 2009, compared to 6.4 percent in the same quarter a year ago.

During the fourth quarter, Vistaprint introduced email marketing for small businesses and broadened its promotional products and signage offerings with tote bags and banners. Additionally, Vistaprint launched its strategic partnership with FedEx Office. The company also launched a site redesign and new branding strategy.

“Our performance in 2009 gives us added confidence in our ability to grow robustly, even though we believe that we continue to operate in a recessionary economy,” continued Keane. “Looking ahead to 2010, we expect to continue building on our strong foundation with investments that we believe will fuel our long-term growth and enhance our market-leading position.”

Mike Giannetto, executive vice president and chief financial officer, added, “Our guidance reflects our expectations for healthy revenue growth, and also reflects several targeted investments that we believe are important for us to capitalize on our long-term growth opportunity and continue to improve our competitive position. Some of these investments are geographic expansion, including our European infrastructure and a new manufacturing facility in Australia; automation enhancements in our manufacturing facilities; expanding our customer service capabilities; and a more deliberate strategy to target home and family customers.”

Financial Guidance as of July 30, 2009:

Based on current and anticipated levels of demand, the Company expects the following financial results:

Revenue

•	For the quarter ending September 30, 2009, the Company expects revenue of approximately $135 million to $140 million.

•	For the full fiscal year ending June 30, 2010, the Company expects revenue of approximately $605 million to $635 million.

GAAP Fully Diluted Earnings Per Share

•	For the quarter ending September 30, 2009, the Company expects GAAP fully diluted earnings per share of approximately $0.20 to $0.23, which assumes 44.6 million weighted average shares outstanding.

•

For the full fiscal year ending June 30, 2010, the Company expects GAAP fully diluted earnings per share of approximately $1.37 to $1.49, which assumes 45.0 million weighted average shares outstanding.

Non-GAAP Adjusted Net Income Per Fully Diluted Share

•

For the quarter ending September 30, 2009, the Company expects non-GAAP adjusted net income per fully diluted share of approximately $0.32 to $0.35, which excludes expected share-based compensation expense and its related tax effect of approximately $5.5 million, and assumes a non-GAAP fully diluted weighted average share count of approximately 45.3 million shares.

•

For the full fiscal year ending June 30, 2010, the Company expects non-GAAP adjusted net income per fully diluted share of approximately $1.83 to $1.95, which excludes expected share-based compensation expense and its related tax effect of approximately $22.0 million, and assumes a non-GAAP fully diluted weighted average share count of approximately 45.6 million shares.

Capital Expenditures

For the full fiscal year ending June 30, 2010, the Company expects to make capital expenditures of approximately $75 million to $90 million. Planned capital investments include the expansion of the Company’s Canadian manufacturing facility which is expected to be completed toward the end of fiscal year 2010, an investment in new presses and manufacturing equipment to support the growth of the business, as well as an investment to build a new manufacturing facility in Australia which is expected to be operational in fiscal year 2011.

The foregoing guidance supersedes any guidance previously issued by the Company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on July 30, 2009, Vistaprint will post, on the investor relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:15 p.m. (EDT) the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (866) 510-0711, access code 60030544. A replay of the Q&A session will be available on the Company’s Web site following the call on July 30, 2009.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by the SEC: non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share. The item excluded from the non-GAAP measurements is share-based compensation expense and its related tax effect. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Share-based compensation expense

Vistaprint adopted SFAS 123(R), Share-Based Payments, on July 1, 2005 and began expensing the fair value of share option grants issued to employees and directors. Prior to that date, the Company had accounted for share option grants under the provisions of APB No. 25, Accounting for Stock Issued to Employees, and therefore had not recorded any compensation expense related to such grants. Management has excluded share-based compensation expense and its related tax effect, if any, from the non-GAAP measurements for fiscal years 2006, 2007, 2008 and 2009.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses that may not have been indicative of our core business operating results. Vistaprint believes that both management and investors have historically benefited from referring to these non-GAAP financial measures in assessing Vistaprint’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results. Management believes that these benefits were particularly important during the period following adoption of SFAS 123(R), as prospective equity grants resulted in incremental share-based compensation expenses not previously reported by Vistaprint prior to adoption of SFAS 123(R), which management believes were not indicative of core business operating results.

The Company intends to continue to use non-GAAP financial measures in its financial reporting and guidance in fiscal year 2010 and will reevaluate for future periods. Until Vistaprint ceases to include non-GAAP financial measures in its reporting, it expects to compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the Company’s financial performance, management does (and investors should) rely upon GAAP statements of operations.

About Vistaprint

Vistaprint Limited (NASDAQ: VPRT) provides more than eight million small businesses and consumers per year with the easiest way to make an impression at the best price. With a unique business model supported by proprietary technologies, high volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products for both small businesses and the home. Options range from business cards, brochures and websites to invitations, thank you notes, calendars and more. A global company, Vistaprint employs more than 1,700 people, operates 20 localized Websites and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day, at www.vistaprint.com, and are satisfaction guaranteed. Vistaprint and the Vistaprint logo are trademarks of Vistaprint Limited or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business such as the financial guidance set forth under the heading “Financial Guidance as of July 30, 2009,” our operating performance, our margins, our market position, our planned investments, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, exchange rate fluctuations, changes in or interpretation of tax laws and treaties, downturns in general economic conditions, the realization of the expected benefits of our redomiciliation to the Netherlands, and other factors that are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, our Form 10-Q for the quarter ended March 31, 2009, and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VISTAPRINT LIMITED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	June 30,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$133,988	$103,145
Marketable securities	—	26,598
Accounts receivable, net of allowances of $172 and $213, respectively	5,672	6,105
Inventory	4,384	2,548
Prepaid expenses and other current assets	12,819	5,678

Total current assets	156,863	144,074
Property, plant and equipment, net	193,622	154,520
Software and web site development costs, net	6,754	5,380
Deferred tax assets	7,035	2,956
Other assets	5,275	9,022

Total assets	$369,549	$315,952

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$11,347	$8,486
Accrued expenses	43,724	35,655
Deferred revenue	3,393	1,893
Current portion of long-term debt	8,349	3,304

Total current liabilities	66,813	49,338
Deferred tax liabilities	1,637	2,656
Other liabilities	5,100	1,946
Long-term debt	10,465	19,507

Total liabilities	84,015	73,447

Shareholders’ equity:
Common shares, par value $0.001 per share, 500,000,000 shares authorized; 44,675,223 and 44,279,248 shares issued and 42,805,811 and 44,279,248 shares outstanding, respectively	45	44
Treasury shares, at cost, 1,869,412 and 0 shares, respectively	(29,881)	—
Additional paid-in capital	212,864	191,271
Retained earnings	98,784	43,098
Accumulated other comprehensive income	3,722	8,092

Total shareholders’ equity	285,534	242,505

Total liabilities and shareholders’ equity	$369,549	$315,952

VISTAPRINT LIMITED

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
Revenue	$135,169	$110,408	$515,826	$400,657

Cost of revenue (1)	49,826	43,514	191,944	154,122
Technology and development expense (1)	16,222	13,206	60,921	44,828
Marketing and selling expense (1)	42,015	33,805	159,143	127,975
General and administrative expense (1)	11,996	8,545	42,236	32,572

Income from operations	15,110	11,338	61,582	41,160
Interest income	183	782	1,725	4,160
Other income (expense), net	952	(339)	(803)	427
Interest expense	327	395	1,401	1,655

Income before income taxes	15,918	11,386	61,103	44,092
Income tax provision	1,222	1,057	5,417	4,261

Net income	$14,696	$10,329	$55,686	$39,831

Basic net income per share	$0.35	$0.23	$1.29	$0.91

Diluted net income per share	$0.33	$0.22	$1.25	$0.87

Weighted average common shares outstanding—basic	42,523,077	44,207,288	43,330,166	43,913,119

Weighted average common shares outstanding—diluted	44,204,791	45,950,019	44,634,191	46,016,364

(1) Share-based compensation is allocated as follows:
	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
Cost of revenue	$180	$161	$745	$755
Technology and development expense	1,346	1,245	5,053	4,108
Marketing and selling expense	989	1,037	4,021	3,722
General and administrative expense	2,079	2,051	9,654	6,162

	$4,594	$4,494	$19,473	$14,747

VISTAPRINT LIMITED

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(in thousands, except share and per share data)

	Three Months Ended June 30,				Year Ended June 30,
	2009		2008		2009		2008
	(Unaudited)
Non-GAAP adjusted net income reconciliation:
Net income	$14,696		$10,329		$55,686		$39,831
Add back:
Share-based compensation expense, inclusive of income tax effects	4,764	(a)	4,648	(b)	20,177	(c)	15,275	(d)

Non-GAAP adjusted net income	$19,460		$14,977		$75,863		$55,106

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.33		$0.22		$1.25		$0.87
Add back:
Share-based compensation expense, inclusive of income tax effects	0.10		0.10		0.43		0.31

Non-GAAP adjusted net income per diluted share	$0.43		$0.32		$1.68		$1.18

Non-GAAP weighted average common shares outstanding—diluted	45,029,206		46,752,323		45,099,357		46,780,275

(a)	Includes share-based compensation charges of $4,594 and the income tax effects related to those charges of $170

(b)	Includes share-based compensation charges of $4,494 and the income tax effects related to those charges of $154

(c)	Includes share-based compensation charges of $19,473 and the income tax effects related to those charges of $704

(d)	Includes share-based compensation charges of $14,747 and the income tax effects related to those charges of $528

VISTAPRINT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

	Year Ended June 30,
	2009	2008
	(Unaudited)
Operating activities
Net income	$55,686	$39,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,713	25,193
Loss on disposal or impairment of long-lived assets	1,892	133
Share-based compensation expense	19,473	14,747
Deferred taxes	(4,538)	(2,029)
Tax benefits derived from share-based compensation awards	(9,603)	(1,301)
Changes in operating assets and liabilities:
Accounts receivable	276	(1,257)
Inventory	(1,921)	(1,309)
Prepaid expenses and other assets	(4,879)	(2,173)
Accounts payable	3,148	2,439
Accrued expenses and other liabilities	24,804	13,457

Net cash provided by operating activities	120,051	87,731

Investing activities
Purchases of property, plant and equipment	(76,286)	(62,740)
Purchases of marketable securities	(6,078)	(49,487)
Sales of marketable securities	31,937	61,117
Purchase of intangible assets	—	(1,250)
Capitalization of software and website development costs	(7,168)	(5,696)

Net cash used in investing activities	(57,595)	(58,056)

Financing activities
Repayments of long-term debt	(3,219)	(3,251)
Payment of witholding taxes in connection with vesting of restricted share units	(4,176)	(3,391)
Repurchase of common shares	(45,518)	—
Tax benefits derived from share-based compensation awards	9,603	1,301
Proceeds from issuance of common shares	12,067	8,321

Net cash (used in) provided by financing activities	(31,243)	2,980

Effect of exchange rate changes on cash	(370)	1,026

Net increase in cash and cash equivalents	30,843	33,681

Cash and cash equivalents at beginning of period	103,145	69,464

Cash and cash equivalents at end of period	$133,988	$103,145

Free Cash Flow Reconciliation:
Net cash provided by operating activities	$120,051	$87,731
Purchases of property, plant and equipment	(76,286)	(62,740)
Purchase of intangible assets	—	(1,250)
Capitalization of software and website development costs	(7,168)	(5,696)

Total free cash flow	$36,597	$18,045